                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)


                                                             Fiscal Years Ended
                                             ----------------------------------------------------
                                             Feb. 3,    Feb. 3,   Jan. 29,   Jan. 30,    Jan. 31,
                                              2002       2001       2000       1999        1998
                                             -------    -------   --------   --------    --------
NET EARNINGS
Income from continuing
operations                                   $ 111      $ 107      $  59      $  14       $ 185
Income tax expense (benefit)                    64         69         38        (28)        104

Interest expense, excluding capitalized
     interest                                   35         41         65         57          41

Portion of rents deemed representative
     of the interest factor (1/3)              158        155        170        161         146
                                             -----      -----      -----      -----       -----
                                             $ 368      $ 372      $ 332      $ 204       $ 476
                                             =====      =====      =====      =====       =====


FIXED CHARGES
Gross interest expense                          35         42         67         64          41


Portion of rents deemed representative
   of  the interest factor (1/3)               158        155        170        161         146
                                             -----      -----      -----      -----       -----
                                             $ 193      $ 197      $ 237      $ 225       $ 187
                                             =====      =====      =====      =====       =====


RATIO OF EARNINGS TO FIXED
CHARGES                                        1.9        1.9        1.4        0.9         2.5
                                             -----      -----      -----      -----       -----

Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.